Exhibit 77Q1(e)
          Kemper Multi-Market Income Trust
          Form N-SAR for the period ended 05/31/96
          File No. 811-5689

                           INVESTMENT MANAGEMENT AGREEMENT



          AGREEMENT made this 4th day of January, 1996, by and between KEMPER MULTI-MARKET INCOME TRUST, a Massachusetts business trust (the "Fund"), and KEMPER FINANCIAL SERVICES, INC., a Delaware corporation (the "Adviser").

          WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, the shares of beneficial interest ("Shares") of which are registered under the Securities Act of 1933; and

          WHEREAS, the Fund desires to retain the Adviser to render investment advisory and management services, and the Adviser is willing to render such services;

          NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

          1. The Fund hereby employs the Adviser to act as the investment adviser and to manage the investment and reinvestment of the assets in accordance with the Fund's investment objectives and policies and limitations, and to administer its affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Fund for the period and upon the terms herein set forth and to place orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it; and in connection therewith, the Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund best execution of orders. Subject to such policies as the Board of Trustees of the Fund determines, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the clients of the Adviser as to which the Adviser exercises investment discretion. The Fund recognizes that all research services and research that the Adviser receives or generates are available for all clients, and that the Fund and other clients may benefit thereby. The investment of funds shall be subject to all applicable restrictions of the Agreement and Declaration of Trust and By-Laws of the Fund as may from time to time be in force.

          The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and certain administrative services for the Fund, to permit any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. It is understood and agreed that the Adviser, by separate agreements with the Fund, may also serve the Fund in other capacities.

          2. For the services and facilities described in Section 1, the Fund will pay to the Adviser at the end of each calendar month, an investment management fee computed at an annual rate of 0.85 of 1% of the average weekly net assets. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

          3. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

          4. In addition to the fee of the Adviser, the Fund shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Fund's securities or other property, for keeping its books of account, for any other charges of the custodian, and for calculating the net asset value of the Fund as provided in the prospectus of the Fund. The Adviser shall not be required to pay and the Fund shall assume and pay the charges and expenses of its operations, including compensation of the trustees (other than those affiliated with the Adviser), charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursing agent, any registrar of the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, costs of share certificates and of reports, membership dues in the Investment Company Institute or any similar organization, reports

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          and notices to shareholders, other like miscellaneous expenses and all taxes and fees payable to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of trust documents or otherwise. The Fund shall not pay or incur any obligation for any expenses for which the Fund intends to seek reimbursement from the Adviser as herein provided without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by the Fund, for officers or employees of the Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

          The net asset value of the Fund shall be calculated in accordance with the provisions of the Fund's prospectus or at such other time or times as the trustees may determine in accordance with the provisions of the Investment Company Act of 1940. On each day when net asset value is not calculated, the net asset value shall be deemed to be the net asset value as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

          5. Subject to applicable statutes and regulations, it is understood that trustees, officers or agents of the Fund are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Fund otherwise than as a trustee, officer or agent.

          6. The Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

          7. This Agreement shall become effective on the date hereof and shall remain in full force until April 1, 1996, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the Investment Company Act of 1940 and the rules and regulations thereunder.

          This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment

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          of any penalty by the Fund or by the Adviser on sixty (60) days written notice to the other party. The Fund may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding voting securities.

          This Agreement may be terminated at any time without the payment of any penalty by the Board of Trustees or by vote of a majority of the outstanding voting securities in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

          The terms "assignment" and "vote" of a majority of the outstanding voting securities shall have the meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder.

          Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to such termination.

          8. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

          9. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

          10. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

          11. This Agreement shall be construed in accordance with applicable federal law and except as to Section 10 hereof which shall be construed in accordance with the laws of The
          Commonwealth of Massachusetts) the laws of the State of Illinois.






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          12.  This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

               IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed as of the day and year first above written.


                                   KEMPER MULTI-MARKET INCOME TRUST


                                   By:  /s/ John E. Peters
                                      -----------------------------
                                   Title:  Vice President

          ATTEST:

          By:  /s/ Philip J. Collora
             ---------------------------
          Title:   Secretary


                                   KEMPER FINANCIAL SERVICES, INC.


                                   By:  /s/ Patrick Dudasik
                                      -----------------------------
                                   Title:  Senior Vice President


          ATTEST:

          By:  /s/ David F. Dierenfeldt
             ----------------------------
          Title:  Assistant Secretary









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